Exhibit 99.1
For Immediate Release
Contact: Dewey Steadman
Phone: (202) 919-4097
Email: ir@unither.com

United Therapeutics Corporation Reports
Second Quarter 2022 Financial Results
SILVER SPRING, Md. and RESEARCH TRIANGLE PARK, N.C., August 3, 2022: United Therapeutics Corporation (Nasdaq: UTHR), a public benefit corporation, today announced its financial results for the quarter ended June 30, 2022. Total revenues in the second quarter of 2022 grew 5% year-over-year to $466.9 million, compared to $446.5 million in the second quarter of 2021.
“I’m extraordinarily pleased with our business performance this past quarter,” said Martine Rothblatt, Ph.D., Chairperson and Chief Executive Officer of United Therapeutics. “The FDA’s approval of our Tyvaso DPI medicine and recent major medical journal publications demonstrate our continuing product development success. I’m especially excited about our ongoing registration trials, such as PERFECT for assessing Tyvaso’s usefulness in COPD-associated pulmonary hypertension, ADVANCE OUTCOMES for studying whether once-daily ralinepag can reduce morbidity and mortality in pulmonary arterial hypertension, and TETON which is intended to demonstrate the disease-modifying potential of Tyvaso in idiopathic pulmonary fibrosis. Also very significant is our ARTISAN study, which will confirm whether Remodulin can be a short-term bridge to Orenitram when dosed rapidly to reduce right heart afterload and improve right ventricular structure and function.”
“We ended the second quarter with a record number of patients on our treprostinil therapies, including the addition of approximately 500 Tyvaso patients this quarter,” said Michael Benkowitz, President and Chief Operating Officer of United Therapeutics. “The recent approval and launch of Tyvaso DPI, coupled with the Medicare coverage decision for Tyvaso in PH-ILD, will provide additional momentum toward reaching our goal of 6,000 patients on Tyvaso by the end of the year.”
SECOND QUARTER 2022 FINANCIAL RESULTS
Key financial highlights include (dollars in millions, except per share data):

	Three Months Ended June 30,		Dollar Change	Percentage Change
	2022	2021

Revenues	$466.9	$446.5	$20.4	5%
Net income	$116.0	$172.6	$(56.6)	(33)%
Net income, per basic share	$2.56	$3.85	$(1.29)	(34)%
Net income, per diluted share	$2.41	$3.65	$(1.24)	(34)%

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Revenues
The table below summarizes the components of total revenues (dollars in millions):

	Three Months Ended June 30,		Dollar Change	Percentage Change
	2022	2021
Net product sales:
Tyvaso®(1)	$201.0	$153.8	$47.2	31%
Remodulin®(2)	132.0	139.8	(7.8)	(6)%
Orenitram®	79.0	76.2	2.8	4%
Unituxin®	44.5	53.1	(8.6)	(16)%
Adcirca®	10.4	23.6	(13.2)	(56)%
Total revenues	$466.9	$446.5	$20.4	5%
(1)Net product sales include both the drug product and the respective inhalation devices for both Tyvaso and Tyvaso DPI™.
(2)Net product sales include sales of infusion devices, such as the Remunity® Pump.
Net product sales from our treprostinil-based products (Tyvaso, Remodulin, and Orenitram) grew by $42.2 million for the second quarter of 2022, as compared to the same period in 2021. The growth in Tyvaso revenues resulted primarily from an increase in quantities sold, reflecting an increased number of patients following the label expansion to treat pulmonary hypertension associated with interstitial lung disease (PH-ILD). The decrease in Unituxin revenues resulted primarily from a decrease in quantities sold, partially offset by a price increase. The decrease in quantities sold was primarily due to the timing of orders by our distributors and does not precisely reflect trends in underlying patient demand. The decrease in Adcirca revenues resulted primarily from higher gross-to-net deductions and, to a lesser extent, a decline in bottles sold as a result of generic competition for Adcirca.
Expenses
Cost of product sales. The table below summarizes cost of product sales by major category (dollars in millions):

	Three Months Ended June 30,		Dollar Change	Percentage Change
	2022	2021
Category:
Cost of product sales	$27.1	$35.8	$(8.7)	(24)%
Share-based compensation expense(1)	2.6	1.4	1.2	86%
Total cost of product sales	$29.7	$37.2	$(7.5)	(20)%
(1)Refer to Share-based compensation below.
Cost of product sales, excluding share-based compensation. Cost of product sales for the three months ended June 30, 2022 decreased as compared to the same period in 2021, primarily due to a decrease in royalty expense for Adcirca resulting from a decrease in Adcirca net product sales.

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Research and development expense. The table below summarizes research and development expense by major category (dollars in millions):

	Three Months Ended June 30,		Dollar Change	Percentage Change
	2022	2021
Category:
Research and development projects	$79.5	$69.5	$10.0	14%
Share-based compensation expense(1)	14.4	4.8	9.6	200%
Total research and development expense	$93.9	$74.3	$19.6	26%
(1)Refer to Share-based compensation below.
Research and development expense, excluding share-based compensation. Research and development expense for the three months ended June 30, 2022 increased as compared to the same period in 2021, primarily due to increased spending on preclinical work on technologies designed to increase the supply of transplantable organs.
Selling, general, and administrative expense. The table below summarizes selling, general, and administrative expense by major category (dollars in millions):

	Three Months Ended June 30,		Dollar Change	Percentage Change
	2022	2021
Category:
General and administrative	$76.9	$72.8	$4.1	6%
Sales and marketing	16.1	17.1	(1.0)	(6)%
Share-based compensation expense(1)	48.5	22.9	25.6	112%
Total selling, general, and administrative expense	$141.5	$112.8	$28.7	25%
(1)    Refer to Share-based compensation below.
Share-based compensation. The table below summarizes share-based compensation expense by major category (dollars in millions):

	Three Months Ended June 30,		Dollar Change	Percentage Change
	2022	2021
Category:
Stock options	$5.6	$5.7	$(0.1)	(2)%
Restricted stock units	7.4	6.5	0.9	14%
Share tracking awards plan (STAP)	52.1	16.4	35.7	218%
Employee stock purchase plan	0.4	0.5	(0.1)	(20)%
Total share-based compensation expense	$65.5	$29.1	$36.4	125%
The increase in share-based compensation expense for the three months ended June 30, 2022, as compared to the same period in 2021, was primarily due to an increase in STAP expense driven by a 31 percent increase in our stock price for the three months ended June 30, 2022, as compared to a seven percent increase in our stock price for the same period in 2021.
Other expense, net. The change in other expense, net for the three months ended June 30, 2022, as compared to the same period in 2021, was primarily due to unrealized losses on equity securities.
Income tax expense. Income tax expense for the three months ended June 30, 2022 and 2021 was $34.6 million and $43.9 million, respectively. The effective income tax rate (ETR) for the three months ended June 30, 2022 and 2021 was 23% percent and 20% percent, respectively. The ETR for the three months ended June 30, 2022 increased

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compared to the ETR for the three months ended June 30, 2021 primarily due to an increase in the valuation allowance in the current period compared to a decrease in the prior period.
PRODUCT COMMERCIALIZATION UPDATE
Tyvaso DPI. The FDA approved Tyvaso DPI in May 2022 for pulmonary arterial hypertension (PAH) and PH-ILD, and we launched commercial efforts shortly thereafter. Our first commercial shipments to specialty pharmacies occurred in June 2022 and the first patients started Tyvaso DPI therapy shortly thereafter.
Tyvaso Inhalation Solution in PH-ILD. The FDA approved Tyvaso for the PH-ILD indication on March 31, 2021, and we launched commercial efforts for the new indication shortly thereafter. In April 2022, the Centers for Medicare and Medicaid Services updated its Local Coverage Determination (LCD) for Tyvaso to include an indication for PH-ILD. This LCD became effective on June 5, 2022.
RESEARCH AND DEVELOPMENT UPDATE
Updates on select later-stage programs are below.
Tyvaso in IPF — TETON 1 and TETON 2. We are enrolling a phase 3 study called TETON 1, which is a U.S. study of Tyvaso for the treatment of idiopathic pulmonary fibrosis (IPF). The primary endpoint of this study is the change in absolute forced vital capacity (FVC) from baseline to week 52. We are in the process of commencing an additional phase 3 study of Tyvaso in IPF patients that will be similar to TETON 1, called TETON 2, but will be conducted outside of the United States.
The TETON program was prompted by data from the INCREASE study which demonstrated improvements in certain key parameters of lung function in pulmonary hypertension patients with fibrotic lung disease. Specifically, in the INCREASE study, treatment with Tyvaso resulted in significant improvements in percent predicted FVC at weeks 8 and 16, with subjects having underlying etiologies of idiopathic interstitial pneumonias showing greater improvement. Consistent positive effects were also observed in patients with chronic hypersensitivity pneumonitis and environmental/occupational lung disease. These data points, combined with substantial preclinical evidence of antifibrotic activity of treprostinil, suggest that Tyvaso may offer a treatment option for patients with fibrotic lung disease.
Tyvaso in PH-COPD — PERFECT. Enrollment is ongoing for the phase 3 PERFECT study evaluating Tyvaso for the treatment of WHO Group 3 pulmonary hypertension associated with chronic obstructive pulmonary disease (PH-COPD). Recently, we decided to trigger a pre-specified transition and convert the PERFECT study from a crossover study into a single treatment period of 12 weeks. While this increased the size of the study from 136 patients to 314 patients, we believe this decision may increase site and subject participation with a simpler, shorter, and more traditional study design.
Ralinepag phase 3 studies — ADVANCE CAPACITY and ADVANCE OUTCOMES. We are enrolling two phase 3 studies to support the potential approval of oral ralinepag for PAH.
WEBCAST
We will host a webcast to discuss our second quarter 2022 financial results on Wednesday, August 3, 2022, at 9:00 a.m. Eastern Time. The webcast can be accessed live via our website at https://ir.unither.com/events-and-presentations/default.aspx. A replay of the webcast will also be available at the same location on our website.
UNITED THERAPEUTICS: ENABLING INSPIRATION
At United Therapeutics, our vision and mission are one. We use our enthusiasm, creativity, and persistence to innovate for the unmet medical needs of our patients and to benefit our other stakeholders. We are bold and unconventional. We have fun, we do good.
We are the first publicly-traded biotech or pharmaceutical company to take the form of a public benefit corporation (PBC). Our public benefit purpose is to provide a brighter future for patients through (a) the development of novel pharmaceutical therapies; and (b) technologies that expand the availability of transplantable organs. At the same time, we seek to provide our shareholders with superior financial performance and our communities with earth-sensitive energy utilization.

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You can learn more about what it means to be a PBC here: unither.com/PBC.
FORWARD-LOOKING STATEMENTS
Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements related to: our revenue growth prospects, our clinical trials and other research and development plans, including the PERFECT and TETON studies of Tyvaso, the ADVANCE studies of ralinepag, the ARTISAN study of Remodulin and Orenitram, our goal of 6,000 patients being treated with Tyvaso by the end of 2022, and our goals of innovating for the unmet medical needs of our patients and to benefit our other stakeholders, furthering our public benefit purpose of developing novel pharmaceutical therapies and technologies that expand the availability of transplantable organs, providing superior financial performance for shareholders, and providing our communities with earth-sensitive energy utilization. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of August 3, 2022, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events, or any other reason.
ORENITRAM, REMODULIN, REMUNITY, TYVASO, and UNITUXIN are registered trademarks of United Therapeutics Corporation and/or its subsidiaries.
TYVASO DPI is a trademark of United Therapeutics Corporation.
ADCIRCA is a registered trademark of Eli Lilly and Company.

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UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended June 30,
	2022	2021
	(Unaudited)
Revenues:
Net product sales	$466.9	$446.5
Total revenues	466.9	446.5
Operating expenses:
Cost of product sales	29.7	37.2
Research and development	93.9	74.3
Selling, general, and administrative	141.5	112.8
Total operating expenses	265.1	224.3
Operating income	201.8	222.2
Interest income	6.8	4.0
Interest expense	(6.2)	(4.7)
Other expense, net	(51.8)	(2.7)
Impairments of investments in privately-held companies	—	(2.3)
Total other expense, net	(51.2)	(5.7)
Income before income taxes	150.6	216.5
Income tax expense	(34.6)	(43.9)
Net income	$116.0	$172.6
Net income per common share:
Basic	$2.56	$3.85
Diluted	$2.41	$3.65
Weighted average number of common shares outstanding:
Basic	45.4	44.8
Diluted	48.1	47.3

SELECTED CONSOLIDATED BALANCE SHEET DATA
(Unaudited, in millions)

June 30, 2022
Cash, cash equivalents, and marketable investments	$3,897.1
Total assets	5,543.3
Total liabilities	1,224.9
Total stockholders’ equity	4,318.4

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